            FIRST COMMONWEALTH FINANCIAL CORPORATION
          Old Courthouse Square, 22 North Sixth Street
                   Indiana, Pennsylvania 15701


            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         April 27, 1998


TO THE SHAREHOLDERS:

     Notice is hereby given that the Annual Meeting of Shareholders of First Commonwealth Financial Corporation (the "Corporation") will be held at the First Commonwealth Financial Corporation Operations Center, 646 Philadelphia Street, Indiana, Pennsylvania on Monday, April 27, 1998, at 3:00 p.m., local time, for the following purposes:

     1. To elect seven Directors to serve for terms expiring in 2001.

     2. To act on such other matters as may properly come before the meeting.

     Only shareholders of record as of the close of business on March 16, 1998 are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. The Annual Report to Shareholders for the year ended December 31, 1997, which includes consolidated financial statements of the Corporation, is enclosed.

     YOU ARE URGED TO SIGN, DATE, AND RETURN THE ENCLOSED PROXY
CARD AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND
THE MEETING IN PERSON.  IF YOU ATTEND THE MEETING YOU MAY, IF YOU
WISH, WITHDRAW YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                              By Order of the Board of Directors,



                              /S/David R. Tomb, Jr.
                              Secretary

Indiana, Pennsylvania
March 25, 1998

            FIRST COMMONWEALTH FINANCIAL CORPORATION
          Old Courthouse Square, 22 North Sixth Street
                   Indiana, Pennsylvania 15701

                         PROXY STATEMENT

                 ANNUAL MEETING OF SHAREHOLDERS

                         April 27, 1998

                       GENERAL INFORMATION

     The accompanying proxy is solicited by the Board of Directors of First Commonwealth Financial Corporation (the
"Corporation" or "FCFC") in connection with its Annual Meeting of Shareholders to be held on Monday, April 27, 1998, 3:00 p.m., local time, and any adjournments thereof.

     If the accompanying proxy is duly executed and returned, the shares of Common Stock, par value $1.00 per share (the "Common Stock"), of the Corporation represented thereby will be voted and, where a specification is made by the shareholder as provided therein, will be voted in accordance with that specification. A proxy may be revoked by the person executing it at any time before it has been voted by notice of such revocation to David R. Tomb, Jr., Secretary of the Corporation.

     The three persons named in the enclosed proxy have been selected by the Board of Directors and will vote shares represented by valid proxies. They have indicated that, unless otherwise specified in the proxy, they intend to vote to elect as Directors the seven nominees listed on page 6.

     The Board of Directors has no reason to believe that any of the nominees will be unable to serve as Directors. In the event, however, of the death or unavailability of any nominee or nominees, the proxy to that extent will be voted for such other person or persons as the Board of Directors may recommend.

     The Corporation has no knowledge of any other matters to be presented at the meeting. In the event other matters do properly come before the meeting the persons named in the proxy will vote in accordance with their judgment on such matters.

     The approximate date on which this proxy statement is first to be mailed to the shareholders of the Corporation is March 25, 1998. The cost of the solicitation of proxies will be paid by the Corporation. In addition to the solicitation of proxies by the use of the mails, management and regularly engaged employees of the Corporation may, without additional compensation therefor, solicit proxies on behalf of the Corporation by personal interviews, telephone, telegraph or other means, as appropriate.



The Corporation will, upon request, reimburse brokers and others who are only record holders of the Corporation's Common Stock for their reasonable expenses in forwarding proxy material to, and obtaining voting instructions from, the beneficial owners of such stock.

     As of the close of business on March 16, 1998, there were 22,436,628 shares of Common Stock issued and 22,094,885 shares were outstanding. Three million (3,000,000) shares of Preferred Stock have been authorized; however, none of the preferred shares is outstanding. Only shareholders of record as of the close of business on March 16, 1998 are entitled to receive notice of and to vote at the Annual Meeting.

     Shareholders are entitled to one vote for each share held on all matters to be considered and acted upon at the Annual Meeting. The Articles of Incorporation of the Corporation do not permit cumulative voting. An affirmative vote of a majority of the shares present and voting at the meeting is required for approval of all items being submitted to the shareholders for their consideration. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting, but are not counted for purposes of determining whether a proposal has been approved.

     The Corporation conducts business through two banking subsidiaries: (i) First Commonwealth Bank ("FCB") doing business as NBOC Bank ("NBOC"), Deposit Bank ("Deposit"), Cenwest Bank ("Cenwest"), First Bank of Leechburg ("Leechburg"), Peoples Bank ("Peoples"), Central Bank ("Central"), Peoples Bank of Western Pennsylvania ("Peoples of W. PA"), Unitas Bank ("Unitas"), Reliable Bank ("Reliable"), and a wholly-owned insurance agency subsidiary of FCB, First Commonwealth Insurance Agency ("FCIA");
(ii) and First Commonwealth Trust Company ("FCTC"); through Commonwealth Systems Corporation ("CSC"), a data processing subsidiary; and BSI Financial Services Inc. ("BSI"), a mortgage and loan servicing company. The Corporation also jointly owns Commonwealth Trust Credit Life Insurance Company ("CTCLIC"), a reinsurer of credit life and accident and health insurance. FCB and FCTC are herein collectively called the "Subsidiary Banks."


              COMMON STOCK OWNERSHIP BY MANAGEMENT

     The Corporation is not aware of any person who, as of March 16, 1998, was the beneficial owner of more than 5% of the Common Stock, except FCTC as more fully described below. The following table sets forth information concerning beneficial ownership by all directors and nominees, by each of the executive officers named in the Summary Compensation Table on page 10 (the "Summary Compensation Table") and by all directors and executive officers as a group.


                           Amount and nature of           Percent of
Name                      Beneficial Ownership(1)           Class
E. H. Brubaker               10,468 (2)                       *

Sumner E. Brumbaugh         118,304 (2) (3)                   *

Edward T. Cote              101,400 (5)                       *

Thomas L. Delaney            30,040                           *

Clayton C. Dovey, Jr.        23,134                           *

Ronald C. Geiser             18,873 (3)                       *

Johnston A. Glass            24,016 (3)                       *

A. B. Hallstrom               8,882 (3)                       *

Thomas J. Hanford            24,129                           *

H. H. Heilman, Jr.           22,000                           *

David F. Irvin               63,598                           *

William R. Jarrett            4,072 (3)                       *

David L. Johnson             12,692 (2)                       *

Robert F. Koslow             26,321 (2) (3)                   *

Dale P. Latimer             589,373 (3) (5)                  2.67%

Joseph E. O'Dell             32,066 (2) (4)                   *

Joseph W. Proske             14,798 (2) (3)                   *

Charles J. Szewczyk         272,465                          1.23%

Gerard M. Thomchick          27,160 (2) (3) (4)               *

David R. Tomb, Jr.          316,762 (2) (3) (4) (5) (6)      1.43%

E. James Trimarchi          341,672 (2) (3) (4) (5) (6) (7)  1.55%

Robert C. Williams           16,483 (3)                       *

All directors and         1,606,052                          7.27%
executive officers
as a group (25 persons)
*Less than 1%

   (1) Under regulations of the Securities and Exchange
Commission,
       a person who has or shares voting or investment power with respect to a security is considered a beneficial owner of
3
     the security. Voting power is the power to vote or direct the voting of shares, and investment power is the power to dispose of or direct the disposition of shares. Unless otherwise indicated in the other footnotes below, each director has sole voting power and sole investment power over the shares indicated opposite his name in the table, and each member of a group has sole voting power and sole investment power over the shares indicated for the group.

 (2) Does not include the following shares held by spouses, either individually or jointly with other persons, as to which voting and investment power is disclaimed by the director or officer: Mr. Brubaker, 26,385; Mr. Brumbaugh, 132; Mr. Johnson, 948; Mr. Koslow, 2,109; Mr. O'Dell, 2,153;
     Mr. Proske, 31,530; Mr. Thomchick, 3,222; Mr. Tomb, 264; Mr. Trimarchi, 20,000; and all Directors and executive officers as a group, 86,743.

 (3) Includes the following shares held jointly with spouses, as to which voting and investment power is shared with the spouse: Mr. Brumbaugh, 15,400; Mr. Geiser, 14,364; Mr. Glass, 12,304; Mr. Hallstrom, 6,237; Mr. Jarrett, 2,691; Mr. Koslow, 10,166; Mr. Latimer, 21,361; Mr. Proske, 1,600; Mr.
     Thomchick, 2,961; Mr. Tomb, 31,846; Mr. Trimarchi, 8,482; Mr. Williams, 11,215, and all Directors and executive officers as a group 138,627.

 (4) Includes 17,336 shares held by Atlas Investment Company, of which Messrs. O'Dell, Thomchick, Tomb and Trimarchi are each
     25% owners and as to which they share voting and investment power.

 (5) Includes 101,000 shares owned by Berkshire Securities Corporation. Berkshire is a Pennsylvania corporation organized in 1976 for the purpose of acquiring and holding the securities of Pennsylvania banks. The officers, directors or stockholders of Berkshire include Messrs. Cote, Latimer, Tomb and Trimarchi, each of whom is an officer or director of the Corporation, among others. The shares were acquired by Berkshire when its shares of Dale National Bank (now Cenwest) were converted into shares of the Corporation as a result of the Dale merger in 1985. Each of the foregoing persons may be deemed to share voting and investment power of these shares.

 (6) Includes 159,438 shares held by County Wide Real Estate,
     Inc., of which Messrs. Tomb and Trimarchi are each 50% owners and as to which they share voting and investment power.

 (7) Includes 29,652 shares held by family interests of which Mr.
     Trimarchi exercises sole voting and investment power.

     As of February 28, 1998, FCTC, acting in a fiduciary capacity for various trusts and estates, including the Corporation Employee Stock Ownership Plan ("ESOP"), and the Corporation 401(k) Retirement Savings and Investment Plan ("401(k) Plan") held an aggregate of 1,852,686 shares of Common Stock (8.4% of the outstanding shares). Of these shares, FCTC had sole voting power with respect to 479,019 shares, shared voting power with respect to 1,373,667 shares, had sole investment power with respect to 452,957 shares and shared investment power with respect to 1,399,729 shares. FCTC votes the shares over which it has voting power and, where voting power is shared, shares are voted by FCTC in consultation with the other persons having voting power.

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and executive officers, and persons who own more than ten percent of a registered class of the Corporation's equity securities, to file with the Securities and Exchange Commission (the "Commission") an initial report of ownership and reports of changes in ownership of Common Stock and other equity securities of the Corporation. Executive officers, directors and greater than ten percent shareholders are required by Commission regulation to furnish the Corporation with copies of all Section 16(a) forms which they file. The Corporation is aware of one late filing by Mr. Hallstrom in 1997. In making this disclosure, the Corporation has relied solely on written and oral representations of its directors, executive officers and greater than ten percent shareholders and copies of the reports they have filed with the Commission.

                      ELECTION OF DIRECTORS

     Article 10 of the By-Laws of the Corporation provides that the number of Directors shall be not less than 3 nor more than
25. The Board of Directors has, in accordance with the By-Laws, fixed the number of directors at 21 (three classes of seven directors each). A successor for the vacancy in the class of directors whose terms expire in 2000 has not been named.

     As of March 16, 1998, each director and nominee for election as a director of the Corporation owned beneficially the number of shares of Common Stock set forth in the preceding table. The information in the table and the footnotes thereto are based upon data furnished to the Corporation by, or on behalf of, the persons named or referred to in the table.

     Seven directors will be elected at the Annual Meeting to serve for terms of three years expiring with the Annual Meeting of Shareholders in 2001. Each Director elected will continue in office until a successor has been elected. If any nominee is unable to serve, which the Board of Directors has no reason to expect, the persons named in the accompanying proxy intend to vote for the balance of those named and, if they deem it advisable, for a substitute nominee. The names of the nominees for Directors and the names of Directors whose terms of office will continue after the Annual Meeting are listed in the following table.

     Information about the nominees, each of whom is presently a member of the Board of Directors, and about the other directors whose terms of office will continue after the Annual Meeting, is set forth in the table below. The nominees and other directors have held the positions shown for more than five years unless otherwise indicated.

                                        Principal Occupation or
                        Director        Employment; Other
Name                     Since          Directorships; Age


Nominees for a Term Ending in 2001:

Thomas L. Delaney        1984           Private Investor;
                                        Director of First United
                                        Bancorp "BANCORP"; Age 67

Ronald C. Geiser         1985           Retired; formerly
                                        President and Director of
                                        Cenwest; Age 68

David F. Irvin           1984           Sole Owner, The
                                        Irvin/McKelvy Company
                                        (sales and engineering
                                        for mining and industrial
                                        services); Age 79

David L. Johnson         1984           Retired; formerly Vice
                                        President and Corporate
                                        Secretary, Pennsylvania
                                        Manufacturers'
                                        Corporation (insurance
                                        holding company); Age 68

Robert F. Koslow         1993           Chairman of the Board of
                                        Peoples of W. PA; Age 62

Joseph W. Proske         1984           Vice President-
                                        Engineering, Kane
                                        Magnetics International
                                        (manufacturer of magnetic
                                        components); Director of
                                        CSC; Age 61

E. James Trimarchi       1982           Chairman of the Board of
                                        the Corporation; Director
                                        of FCB, FCTC, CSC,
                                        CTCLIC, and New Mexico
                                        Banquest Investors Corp.
                                        "NMB"; Age 75

6

Continuing Directors Whose Terms End in 1999:


Sumner E. Brumbaugh      1992           Chairman of the Board of
                                        Central; President,
                                        Brumbaugh Insurance
                                        Group; Age 69

Edward T. Cote           1984           Associate, The Wakefield
                                        Group (Investment
                                        Banking); and Director of
                                        NMB; Age 61

Clayton C. Dovey, Jr.    1985           Retired; formerly
                                        Chairman of the Board of
                                        Cenwest; Age 73

Johnston A. Glass        1986           President and Chief
                                        Executive Officer of FCB;
                                        Formerly President of
                                        NBOC; Director of FCB;
                                        Age 48

Dale P. Latimer          1984           President, R & L
                                        Development Company
                                        (heavy construction);
                                        Director of FCB; and NMB;
                                        Age 67

Joseph E. O'Dell         1994           President and Chief
                                        Executive Officer of the
                                        Corporation; formerly
                                        President and Chief
                                        Executive Officer of FCB;
                                        Director of FCB, FCTC,
                                        CSC and BSI; Age 52

David R. Tomb, Jr.       1983           Partner, Tomb and Tomb
                                        (attorneys-at-law);
                                        Senior Vice President,
                                        Secretary and Treasurer
                                        of the Corporation;
                                        Director of FCB, FCTC,
                                        CSC, BSI and CTCLIC;
                                        Age 66

7

Continuing Directors Whose Terms End in 2000:

E. H. Brubaker           1984           Retired; formerly
                                        Chairman of the Board of
                                        Deposit; Age 67

A. B. Hallstrom          1986           Chairman, Hallstrom
                                        Construction Inc.; Age 69

Thomas J. Hanford        1984           Private Investor,
                                        Director of BANCORP;
                                        Age 59

H. H. Heilman, Jr.       1985           Partner, Heilman &
                                        McClister (attorneys-
                                        at-law); Age 81

Charles J. Szewczyk      1990           (pronounced and sometimes
                                        known as Charles J.
                                        Sheftic) Chairman of the
                                        Board of Peoples;
                                        Managing Partner of
                                        County Amusement Co.
                                        (real estate holdings);
                                        Age 69

Robert C. Williams       1994           President of Unitas;
                                        Age 54


Board Committees

     During 1997 there were 6 meetings of the Board of Directors of the Corporation. All directors attended at least 75% of the total number of meetings of the Board of Directors of the Corporation and all committees of which they were members except for Mr. Hallstrom.

     The Board of Directors of the Corporation has established three standing committees: Executive, Audit, and Executive
Compensation. The Board has no standing Nominating Committee.

     When the Board of Directors is not in session, the Executive Committee, which is comprised of Messrs. Trimarchi (Chairman), Tomb (Secretary), Brubaker, Brumbaugh, Delaney, Geiser, Glass, Heilman, Latimer, O'Dell and Szewczyk possesses and exercises all the powers of the Board, except for matters which are required by law to be acted upon by the full Board. The Executive Committee considers major policy matters and makes reports and recommenda-tions to the Board. The Committee met 4 times in 1997.

     The Audit Committee is comprised of Messrs. Latimer (Chairman), Hallstrom, Irvin, Cote and Proske and reviews the internal auditing procedures and controls of the Corporation and its subsidiaries. The Audit Committee also reviews reports of examinations of the Subsidiary Banks received from state and federal regulators, as well as reports from internal and external auditors. The Audit Committee formally reports to the full Board of Directors its evaluations, conclusions and recommendations with respect to the condition of the Corporation, the Subsidiary Banks, CSC and BSI, and the effectiveness of their policies, practices and controls. The Committee met 4 times in 1997.

     The Executive Compensation Committee is comprised of Messrs.
Cote (Chairman), Johnson, Irvin and Latimer. The Committee met 5 times in 1997. (See Report of the Executive Compensation
Committee.)

     The By-Laws of the Corporation require that any shareholder who intends to nominate or cause to have nominated any candidate for election to the Board of Directors (other than a candidate proposed by the Corporation's then existing Board of Directors) must notify the Secretary of the Corporation in writing not less than 120 days in advance of the date the Corporation's proxy statement is released to its shareholders in connection with the previous year's annual meeting of shareholders called for the election of directors (for the 1998 meeting of shareholders, such notification must have been received by the Secretary on or before November 25, 1997). Such notification must contain (to the extent known by the notifying shareholder) the name, address, age, principal occupation and number of shares of the Corporation owned by each proposed nominee; the name, residence address and number of shares of the Corporation owned by the notifying shareholder; the total number of shares that, to the knowledge of the notifying shareholder, will be voted for each proposed nominee; a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons pursuant to which the nomination or nominations are to be made by the shareholder; such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated by the Board of Directors; and the written consent of each nominee, signed by such nominee, to serve as a director of the Corporation if so elected. The Board of Directors as a whole would consider nominations submitted by a shareholder if submitted in accordance with the By-Laws and otherwise in time for such consideration.

                    COMPENSATION OF DIRECTORS

     Directors who currently serve in a management capacity at FCFC or serve in an affiliate management capacity are compensated at the rate of $1,000 per quarterly meeting attended. Other Directors are compensated at the rate of $1,500 per quarterly meeting attended as well as payment of an annual retainer of $10,000. Committee members receive $300 per committee meeting attended.

               COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth certain information regarding compensation received by the Chief Executive Officer and the remaining four most highly compensated named executive officers of the Corporation.

                   SUMMARY COMPENSATION TABLE
                       Annual Compensation
                                                                  Long-Term
                                                                 Compensation:
                                                                  Securities
Name and                                            All Other     Underlying
Principal Position      Year    Salary1    Bonus   Compensation2  Options/SARs3
Joseph E. O'Dell        1997   $381,000   $   -0-    $16,866        22,297
President and Chief     1996    343,200    20,000     20,091        20,306
Executive Officer of    1995    324,000    32,000     20,331           -0-
First Commonwealth
Financial Corporation

E. James Trimarchi      1997   $356,000       -0-    $16,866        15,135
Chairman of the Board   1996    341,120       -0-     20,091        15,238
of First Commonwealth   1995    354,000   $   -0-     21,038           -0-
Financial Corporation

Johnston A. Glass       1997   $256,800   $   -0-    $16,866        14,865
President and Chief     1996    195,480    11,243     20,091         8,302
Executive Officer       1995    184,488    33,941     21,038           -0-
of FCB

Gerard M. Thomchick     1997   $231,300   $   -0-    $16,866        13,236
Sr. Executive Vice      1996    217,750    12,500     20,091        12,691
President and Chief     1995    205,000    20,000     21,038           -0-
Operating Officer of
First Commonwealth
Financial Corporation

William R. Jarrett      1997   $168,200   $   -0-    $16,866         7,274
Sr. Vice President      1996    160,160     9,625     20,091         6,973
of First Commonwealth   1995    154,000    25,000      8,482           -0-
Financial Corporation


1 Includes compensation for services on boards and committees of the Corporation.


2 Includes the matching and automatic contribution by the Corporation to the individual's account in the Corporation's 401(k) Plan as well as the allocation of shares to the individual's account in the ESOP.


3   Further information is provided on page 11 .


     The following tables set forth certain information regarding stock options granted in 1997 to the Chief Executive Officer and the remaining four most highly compensated named executive officers of the Corporation.

                   STOCK OPTION GRANTS IN FISCAL YEAR 1997

                                                % OF           EXERCISE                               POTENTIAL REALIZED VALUE
                                            TOTAL OPTIONS         OR                                  AT ASSUMED ANNUAL RATES
                              OPTIONS         GRANTED TO      BASE PRICE         EXPIRATION         OF STOCK PRICE APPRECIATION
NAME                          GRANTED         EMPLOYEES       PER SHARE             DATE                  FOR OPTION TERM
                                                                                                         5%              10%
Joseph E. O'Dell      22,297      7.42%      $18.50     Feb 25, 2007    $259,314    $657,316
E. James Trimarchi    15,135      5.03        18.50     Feb 25, 2007     176,020     446,180
Johnston A. Glass     14,865      4.94        18.50     Feb 25, 2007     172,880     438,220
Gerard M. Thomchick   13,236      4.40        18.50     Feb 25, 2007     153,935     390,197
William R. Jarrett     7,274      2.42        18.50     Feb 25, 2007      84,597     214,438

            AGGREGATE STOCK OPTION EXERCISES IN FISCAL YEAR 1997
                      AND FISCAL YEAR-END OPTION VALUES


                                    NUMBER OF               NUMBER OF
                                   SECURITIES              SECURITIES                 VALUE OF                 VALUE OF
                                   UNDERLYING              UNDERLYING                UNEXERCISED             UNEXERCISED &
                                  UNEXERCISED             UNEXERCISED &            BUT EXERCISABLE           UNEXERCISABLE
                                BUT EXERCISABLE           UNEXERCISABLE             IN-THE-MONEY             IN-THE-MONEY
                                   OPTIONS AT              OPTIONS AT                OPTIONS AT               OPTIONS AT
NAME                            FISCAL YEAR END          FISCAL YEAR END              YEAR END                 YEAR END
Joseph E. O'Dell         22,297            20,306            $452,712          $414,825
E. James Trimarchi       15,135            15,238             307,297           311,293
Johnston A. Glass        14,865             8,302             301,815           169,599
Gerard M. Thomchick      13,236            12,691             268,740           259,261
William R. Jarrett        7,274             6,973             147,689           142,449



Notwithstanding anything to the contrary set forth in any of the Corporation's previous filings under the Securities Act of 1933, as amended, or the Securities and Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement in whole or in part, the following report and the Performance Graph on page 17 shall not be incorporated by reference into any such filings.

         REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

TO:  Board of Directors

     The following is a report by the Executive Compensation Committee of the Board of Directors of First Commonwealth Financial Corporation. The objectives of the report are to provide shareholders with an explanation of the overall executive compensation philosophy, strategies, and specific compensation plans.

EXECUTIVE COMPENSATION COMMITTEE


     The Executive Compensation Committee is comprised of four
(4) non-employee and independent directors selected from the Board of Directors of First Commonwealth Financial Corporation.
The Committee met 5 times in 1997.

     The Committee's goal is to maximize shareholder value by establishing an executive compensation program consisting of sufficient base compensation to attract and retain the most highly qualified persons for the executive officer positions and to supplement that basic compensation with incentive compensation that puts each executive officer at risk and that provides financial rewards only where the performance level of the Corporation justifies such rewards.

     Throughout 1997, the Committee followed a formal Executive
Compensation Program which is illustrated, in part, by the following performed tasks:

     1. Researching peer group compensation activities to ensure both consistency and competitiveness in the composition of the Corporation's executive compensation program.

     2. Evaluating current and proposed components of the Corporation's executive compensation program to ensure consistency with its philosophy on executive compensation.

     3. Ensuring that all regulatory requirements pertaining to executive compensation are met.

     4. Refining the executive compensation program on an ongoing basis as a result of the above as well as documenting and administering the Corporation's executive compensation program.

     Executive officers of the Corporation may, at the request of the Committee, be present at meetings of the Committee for input and discussion purposes. However, the executive officers have no direct involvement with the decisions of the Committee, nor do they have a vote on any issues addressed by the Committee. Consultants and other independent advisors may also be utilized by the Committee from time to time in a similar manner.

     Each meeting of the Committee is documented in the form of minutes and submitted to the Board of Directors.

EXECUTIVE COMPENSATION PHILOSOPHY AND POLICY

     The backbone of the Executive Compensation Program is the Executive Compensation Statement of Principles which has been adopted by the Board of Directors. This Statement of Principles provides guidance to the deliberations of the Executive Compen-sation Committee and is the basis for its decisions. The Statement of Principles emphasizes the view of the Corporation that base compensation should be established based upon relevant peer group comparisons, that wherever possible tax leverage should be achieved by using plans that are tax advantaged and that compensation should be designed to maximize the incentive of the executive officers to increase the Corporation's long-term performance.

     Consistent with this objective, the Executive Compensation Program is structured to foster decisions and actions which will have a strong positive impact on the Corporation's long-term performance. For this reason, participation in the programs administered by the Executive Compensation Committee is limited to those executives who have the greatest opportunity to affect the achievements of the Corporation's long-term strategic objectives.

     The Executive Compensation Committee has established the following parameters for the pay philosophy under the 1997 program:

     1. An overall program which is not overly complex and may be readily communicated and easily understood by participants and shareholders.

     2. Base salary that is at the fiftieth to seventy-fifth percentile of the competitive rate for the position as defined by selected peer group information.

     3.   Base salary adjustments which maintain external equity.

     4. An incentive-based compensation system, in which a cash incentive bonus will be paid if justified on the basis of the Corporation's financial performance for the year.

     5. Utilization of IRS "qualified" plans whenever they are in the best interests of both the executive officer and the Corporation.

     6. Use of equity-based compensation through the Corporation's 1995 Compensatory Stock Option Plan to provide a long-term incentive for the executive officers of the Corporation to maximize the Corporation's stock price and increase shareholder value.

     The Executive Compensation Committee utilized several factors to define an appropriate competitive peer group including the type of company from which executive talent might be recruited, a logical geographical region, organizational size and structural complexity, organizational performance, and the ability to identify and make relevant comparisons of executive officer positions in terms of responsibilities and performance.

     The 1997 peer group was structured utilizing this methodology and philosophy and, in the opinion of the Committee, represents a fair and reasonable standard against which executive pay may be compared. The peer group included Pennsylvania and adjacent states' commercial banks and bank holding companies of asset sizes and characteristics similar to those of the Corporation and its affiliates.

EXECUTIVE COMPENSATION PROGRAMS

     The primary components of the Corporation's Executive Compensation program are base salaries, benefits, participation in the Corporation's Stock Option Plan and a cash performance-based incentive plan. Under the latter program (which will first pay bonuses in 1999 based upon 1998 performance) a cash incentive bonus will be paid to the executive officers if the increase in primary earnings per share as compared with the previous year is at least eight percent (ten percent in the case of the four highest paid executive officers). This move is consistent with industry and peer group trends regarding greater emphasis being placed on performance which is incentive based and which is at risk for the executive. This provides an incentive to the executives to increase the Corporation's financial performance and enhances shareholder value.

     Base salaries are assessed by taking into account the position, responsibilities, and competitive salary data as generally defined by comparable peer group information from similarly sized bank and bank holding companies within Pennsylvania and adjacent states. Executive officer compensation was set to correspond within the overall range of the peer group data. Program participants are also eligible to partake in the normal benefit programs available to employees of the Corporation and its affiliates.

     Also, executive officers are included in the Compensatory Stock Option Plan which was approved by the Board of Directors in 1995 and the shareholders in 1996. The Executive Compensation Committee is authorized to grant incentive stock options and non-qualified stock options to key employees of the Corporation and its subsidiaries. These stock options enable the optionee to purchase the Corporation's common stock at its market price on the day of the grant of the option. Two separate grants have been made, one each in 1996 and 1997. None of the options granted in 1996 may be exercised prior to their vesting date of June 3, 1999 (except in the limited circumstances of death, disability or change-in-control), nor may they be exercised after the expiration date of June 3, 2006. Additional options, which 14 were granted in 1997, vested on December 31, 1997 and may be exercised at any time prior to the expiration date of February 25, 2007. The Committee plans to continue using the granting of such options as a performance-based incentive program that encourages the long-term increase of the Corporation's share price and enhances shareholder value.

     In addition, executive officers may also participate in the Executive Officer Loan/Stock Purchase Plan which provides for corporate sponsored loans at market rates primarily for the purchase of the Corporation's common stock.

CHIEF EXECUTIVE OFFICER COMPENSATION

     In 1997, Joseph E. O'Dell completed his third year as President and Chief Executive Officer of the Corporation. He received a base salary of $375,000, which was within the peer group's range of compensation for this position.

     The Corporation experienced another dynamic year under the leadership of Mr. O'Dell in 1997. Shareholders enjoyed an 88% increase in stock price, and with dividends had a total return of more than 90%. This dramatic rise was driven by a number of factors including two structural moves instituted by Mr. O'Dell.

     Both structural changes involved the same theme, namely, expansion of the traditional banking role so that all of the customers' financial and risk needs may be met in one place. Thus, the Corporation established First Commonwealth Insurance Agency (FCIA) to help the bank's customers deal with their insurance needs. FCIA's establishment of a joint venture with the Kuzneski Agency will minimize the start-up costs and allow almost immediate effect of this joint venture on the Corporation's bottom line.

     The second structural move dealt with discussions which culminated in a strategic alliance between the Corporation and Hefren-Tillotson, a leading full-service financial planning firm. This alliance will expand the product mix available to the bank's customers, especially those with a high net worth.

     Other activities on the part of Mr. O'Dell which further cultivated shareholder confidence in the Corporation and contributed to the rise in share price included the institution of a plan to purchase equities which led to more than a $6,000,000 gain in 1997; the establishment of a risk management group at the corporate level; the launching of an initiative to consolidate and standardize various processing functions, such as loan and deposit operations, in order to utilize fewer resources and reduce expenses; and, the transitioning of the presidential duties of First Commonwealth Bank from Mr. O'Dell to Mr. Johnston Glass.

     Also of significant importance is the Corporation's major progress in its plan to have its computing applications certified as being Year 2000 compliant. Mr. O'Dell's background as a former leader in the Corporation's technology center has enabled him to work closely with Ms. Rosemary Krolick, Chief Information Officer on this project.

     Under Mr. O'Dell's leadership, the Corporation has continued to identify areas in which greater efficiencies may be achieved through the optimum utilization of both staffing and technological resources. These activities, as represented by the ongoing consolidation of the loan and deposit operations areas, will allow for a stronger and profitable organization in the future.

     In 1997 Mr. O'Dell was an eligible participant in the Corporation's 401(k) Plan and ESOP. As such, he received contributions from the Corporation to both plans in 1997.

1997 OTHER EXECUTIVE COMPENSATION ACTIONS

     In addition to that described above, in 1997 the Executive Compensation Committee made its second grant under the Stock Option Incentive Plan. The executive officers and other key members of management, including the affiliate and partner bank presidents and their respective senior staffs, were awarded such grants.

     In addition, the Committee explored various plan designs for enhancing shareholder value by increasing performance incentive compensation.

Submitted by the Executive Compensation Committee:

Edward T. Cote, Chairman                David F. Irvin
David L. Johnson                        Dale P. Latimer


                        PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Corporation's Common Stock against the cumulative total return of the S&P 500 Index and an Index for Pennsylvania Bank Holding Companies with assets between one and three billion dollars, including F.N.B. Corporation, First Western Bancorp Inc., Fulton Financial Corp., USBANCORP Inc., S&T Bancorp Inc. and Susquehanna Bancshares Inc., for the five years commencing January 1, 1993 and ending December 31, 1997.

                Cumulative Five Year Total Return
          First Commonwealth vs. S&P 500 and Peer Group



                       1992    1993    1994    1995    1996   1997
Peer Group Index      100.00  123.39  120.77  178.39  207.91 350.30

First Commonwealth
Financial Corporation 100.00  119.18   94.64  127.05  138.15 274.17

S&P 500 Index         100.00  110.02  111.51  153.26  188.36 251.12





















     Assumes that the value of the investment in FCFC Common Stock and each index was $100 on January 1, 1993 and that all dividends were reinvested.


                  EXECUTIVE COMPENSATION COMMITTEE
                INTERLOCKS AND INSIDER PARTICIPATION

     The Executive Compensation Committee consists of Messrs. Cote, Johnson, Latimer and Irvin. No member was an officer or employee of the Corporation during 1997 nor has ever been an officer or employee of the Corporation or a subsidiary. Further, during 1997, no executive officer of the Corporation served on a compensation committee (or other board committee performing equivalent functions) or Board of Directors of any entity related to the above named Committee members or of any entity whose executive officers served as a director of the Corporation.


INTERESTS OF NOMINEES, DIRECTORS AND OFFICERS IN CERTAIN TRANSACTIONS

     Mr. Brumbaugh serves as Chairman of the Board of Central Bank pursuant to an employment agreement for a period of 7 years, commencing May 1, 1992 and ending April 30, 1999. The agreement provides that Mr. Brumbaugh shall serve in an executive capacity and shall be the Chairman of the Board of Directors of Central and shall also perform such services for FCFC as from time to time are requested. As compensation to Mr. Brumbaugh for all services rendered to Central and to FCFC as an officer, director or member of any committee of Central or any of FCFC's subsidiaries or affiliates, FCFC has agreed, in addition to director's fees and committee meeting fees, to pay or cause Central to pay to Mr. Brumbaugh a salary at an annual rate of $100,000, which sum shall be adjusted upward at the annual rate of 5%. Should Mr. Brumbaugh retire, thereafter he shall be paid a retirement compensation for the remaining term of the agreement at an annual rate of $50,000, adjusted upwards annually for cost of living at the rate of 5%. Should Mr. Brumbaugh die at any time during the term of the agreement, in lieu of the foregoing payments, FCFC shall pay his wife the sum of $25,000 per year if she is living at the time each payment is made. As a part of the agreement and for a period of ten years thereafter, Mr. Brumbaugh will not engage in any competing business within 10 miles of any of the banking facilities of the Corporation or solicit any of their then-existing customers.

     Mr. Koslow serves as Chairman of the Board of Peoples of
W. PA under an employment agreement with Peoples extending to July 19, 1998. The agreement provides that Mr. Koslow will serve in such executive capacity as may be designated from time to time by the Board of Directors. As compensation to Mr. Koslow, Peoples agrees to pay him a minimum annual salary equal to the annual salary in effect on July 20, 1988, such annual salary to be subject to annual review for possible increase. If Mr. Koslow's employment is terminated other than for cause, he is entitled to be paid for the greater of two years or the remaining term of the agreement, the annual salary and bonus paid to him for the full calendar year immediately preceding the year in which such termination occurs, plus the insurance premiums provided in a split dollar life insurance agreement between Peoples of W. PA and Mr. Koslow.


In the event of a change in control such minimum annual salary shall be increased on January 1 of each year thereafter by an amount equal to the percentage increase in the Consumer Price Index for the preceding calendar year. If there is a change of control of Peoples of W. PA and thereafter Mr. Koslow's responsibilities are changed without his consent, Mr. Koslow is entitled to resign within twelve months of such change of control, in which case he is entitled to receive for the greater of three years or the remaining term of the agreement, but not beyond his age 65, the annual salary and bonus paid to him for the full calendar year immediately preceding such resignation, plus the split dollar life insurance premiums. As part of the agreement, Mr. Koslow has agreed that during the term of his employment and for a period of 10 years thereafter, he will not engage in any business in competition with Peoples of W. PA or any of its subsidiaries within 20 miles of any of their banking facilities or solicit any of their then existing customers.

     In November 1986, Unitas entered into a Supplemental Executive Benefit Agreement with Robert C. Williams, President of Unitas, which provides Mr. Williams with certain benefits in the event of a change in control. Should Mr. Williams' employment with Unitas be terminated pursuant to a change in control, Unitas shall make payment to him for services in an amount equal to his last full regular monthly compensation prior to the change in control for a period of 36 months following the change in control. A termination pursuant to a change in control may occur with a merger, consolidation, acquisition, reorganization, sale of assets or significant stock acquisition of Unitas. The compensation payable upon a change in control is unfunded and would be paid out of general assets of Unitas or its successor if they became payable.

     At the 1996 Annual Meeting, the shareholders approved and ratified the Corporation's Change in Control Agreement Program for the Corporation's executive officers and certain other key employees. Except as described below, all of the agreements are identical in all material respects.

     If, within one year following the occurrence of a change in control, the employer involuntarily terminates the employment of the executive (other than for cause as defined below), substantially reduces the executive's title, responsibilities, power or authority, reduces the executive's base compensation, assigns duties which are inconsistent with previous duties, or undertakes similar actions, a severance benefit equal to one year's base compensation (payable in twelve monthly installments) will thereupon be payable to the former executive. Health insurance and other principal employee benefits will be continued during that one year period. If the former executive enters into competitive employment during the one year period, severance payments will cease. Cause for termination shall arise if the executive commits a felony resulting in, or intended to result in, monetary harm to the Corporation, its customers, or affiliates, or if the executive intentionally fails to perform his duties for 30 consecutive days following written notice from the Corporation that such duties are not being performed.

     The agreement with Mr. O'Dell, the President and Chief Executive Officer of the Corporation, provides for severance payments to be made if the employer involuntarily terminates the employment of the executive (other than for cause as defined above), or undertakes similar action as described above, within three years of a change in control (rather than one year as described above for other agreements). Furthermore, Mr. O'Dell's agreement provides a severance benefit equal to three year's compensation (payable in thirty-six monthly installments) with continuation of health insurance and other principal employee benefits during that period. In addition, Mr. O'Dell may also trigger the payment of severance benefits (in the same amount and under the same conditions described above) by voluntarily terminating employment within one year following a change in control. However, the voluntary termination provision will no longer be available once Mr. O'Dell attains normal retirement age under any of the Corporation's regular retirement plans.

     Separate agreements with Mr. Thomchick, Senior Executive Vice President of the Corporation and Mr. Glass, President and CEO of FCB are identical to Mr. O'Dell's agreement in all material respects except that severance payments are triggered only if the involuntary termination of employment or other triggering event occurs within two years of the change in control and the total severance benefit in his case is equal to two years compensation (payable in twenty-four monthly installments).

     During 1997, David R. Tomb, Jr., attorney-at-law, and the law firm of Tomb and Tomb of which Mr. Tomb is a partner performed legal services for the Corporation, FCB, FCTC, CSC, BSI and FCIA. Mr. Tomb is a Director and executive officer of the Corporation. The fees paid for services during 1997 were $70,362.


                             ACCOUNTANTS

     Grant Thornton LLP ("Grant Thornton") was selected by the Board of Directors to serve as the Corporation's independent certified public accountant for its 1997 fiscal year. A decision to change accountants was made by the Audit Committee of the Board of Directors, and effective September 18, 1997, Grant Thornton was dismissed by the Corporation. Grant Thornton's report on the Corporation's consolidated financial statements during the two most recent fiscal years contained no adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

     During the last two fiscal years and the subsequent interim periods to the date hereof, there were no disagreements between the Corporation and Grant Thornton on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Grant Thornton, would have caused it to make a reference to the subject matter of the disagreements in connection with its report.

     Effective September 25, 1997, the Corporation's Audit Committee engaged Deloitte & Touche LLP ("Deloitte & Touche") as its independent certified public accountant. The Board of Directors also has selected Deloitte & Touche as the Corporation's independent certified public accountant for the 1998 fiscal year. A representative of Deloitte & Touche is expected to be present at the Annual Meeting and will have an opportunity to make a statement, if he desires to do so, and to respond to appropriate questions.


                            ANNUAL REPORT

     A copy of the Corporation's Annual Report for the fiscal year ended December 31, 1997 is enclosed with this Proxy Statement.

     A COPY OF THE CORPORATION'S FORM 10-K ANNUAL REPORT FOR 1997 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION MAY BE OBTAINED
WITHOUT CHARGE UPON WRITTEN REQUEST TO: DAVID R. TOMB, JR.,
SECRETARY/TREASURER, BOX 400, INDIANA, PENNSYLVANIA 15701.


                        SHAREHOLDER PROPOSALS

     Proposals of Corporation shareholders intended to be presented at the 1999 Annual Meeting of Shareholders must be received by the Secretary of the Corporation not later than November 26, 1998 in order to be considered for inclusion in the Corporation's proxy statement for that meeting.


APPENDIX
(LETTER TO SHAREHOLDERS ATTACHED TO PROXY CARD)

Dear Shareholder:

     It is my pleasure to enclose our 1997 Annual Report which provides you with information about the progress of your corporation. Also enclosed is a Proxy Statement which details information relative to our Annual Meeting.

     Our Annual Shareholders Meeting will convene at 3:00 p.m. on Monday, April 27, 1998, at the FCFC Operations Center located at 646 Philadelphia Street, Indiana, Pennsylvania. The Annual Meeting this year will again be a very brief business meeting with the only known order of business being the election of directors. Enclosed are two documents relevant to the meeting.

     * The Proxy Statement - detailing information pertinent to the annual meeting.

     * The Proxy Card - Please mark, sign, date and return this card in the enclosed envelope. This card should be returned to our transfer agent, The Bank of New York, regardless of whether or not you plan to attend the meeting. You may change your vote if you so desire at any time up until the vote is taken at the meeting.

     Thank you once again for your continued support and confidence in First Commonwealth. Should you have any questions regarding the enclosed material, please call Shareholder Relations at 1-800-331-4107.

                                  Sincerely,



                                  /S/JOSEPH E. O'DELL
                                  President and Chief Executive
                                  Officer

                  Detach Proxy Card Here

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -


1. Election of the following FOR all nominees WITHHOLD AUTHORITY*EXCEPTIONS
   nominees as Directors to  listed below     to vote for all
   serve for terms ending in                  nominees listed
   2001.                                      below

Nominees: Thomas L. Delaney, Ronald C. Geiser, David F. Irvin, David L. Johnson, Robert F. Koslow, Joseph W. Proske and E. James Trimarchi (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions


                                                    Change of Address and
                                                    or Comments Mark Here

Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. For joint accounts each joint owner should sign. If a corporation, please sign in full corporate name by President or other authorized officer, giving your full title as such. If a partnership, please sign in name by authorized person, giving your full title as such.

Date:________________________________________, 1998

_____________________________________________ (Seal)
                Signature
_____________________________________________ (Seal)
         Signature if held jointly

Please Sign, Date, and Return the Proxy Promptly Using the Enclosed
Envelope
                                             Votes must be indicated   x
                                             (x) in Black or Blue ink.

            FIRST COMMONWEALTH FINANCIAL CORPORATION
         Old Courthouse Square, 22 North Sixth Street
                 Indiana, Pennsylvania 15701

            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         April 27, 1998

The Annual Meeting of Shareholders of First Commonwealth
Financial Corporation will be held at 646 Philadelphia Street,
Indiana, PA on Monday, April 27, 1998 at 3:00 p.m., local time, for the following purposes:

     1. To elect seven Directors to serve for terms expiring in 2001.

     2. To act on such other matters as may properly come before the Meeting.

Only holders of Common Stock of First Commonwealth Financial
Corporation of record at the close of business on March 16, 1998 will be entitled to vote at the meeting or any adjournment thereof.

To be sure that your vote is counted, we urge you to complete and sign the proxy/voting instruction card below, detach it from this letter and return it in the postage paid envelope enclosed in this package. The giving of such proxy does not affect your right to vote in person if you attend the meeting.


- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

            FIRST COMMONWEALTH FINANCIAL CORPORATION
   ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 27, 1998

 This Proxy is Solicited on Behalf of the Board of Directors of
            First Commonwealth Financial Corporation

     The undersigned shareholder of First Commonwealth Financial Corporation ("the Corporation") hereby appoints Thaddeus J. Clements, Dianne M. Crusan and Carl E. Erickson, and each of them, as proxies of the undersigned to vote at the Annual Meeting of Shareholders of the Corporation which the undersigned would be entitled to vote if then personally present on the following matters and such other matters as may properly come before the meeting.

     This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Proposal 1.

     The undersigned hereby revokes all previous proxies for the Annual Meeting of Shareholders, hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement furnished therewith and hereby ratifies all that the said proxies may do by virtue hereof.


     (Continued, and to be signed and dated on the reverse side.)

                         FIRST COMMONWEALTH FINANCIAL CORPORATION
                         P.O. BOX 11003
                         NEW YORK, NY  10203-0003